Exhibit 99.1

                     BOSTON CELTICS LIMITED PARTNERSHIP
                       ANNOUNCES COMPLETION OF SALE OF
                       BOSTON CELTICS BASKETBALL TEAM

                       Name and Trading Symbol Change

      BOSTON, Massachusetts - (BUSINESS WIRE) - December 31, 2002 - Boston Celtics Limited Partnership (NYSE, BOS) today announced that Celtics Basketball L.P., its 48.3% owned, indirect subsidiary, completed the sale of the Boston Celtics basketball team, the principal operating asset of Boston Celtics Limited Partnership. As part of the transaction, Boston Celtics Limited Partnership changed its name to Henley Limited Partnership ("Henley"). Beginning on January 2, 2003, Henley units will trade under the symbol "HYN."

      Boston Celtics Limited Partnership II similarly changed its name to Henley Limited Partnership II, and beginning on January 2, 2003, the outstanding 6% Subordinated Debentures due 2038 of Henley Limited
Partnership II will trade under the symbol "HYN 38."

      Under the terms of the agreement, Boston Championship Basketball, LLC, formerly known as Lake Carnegie, LLC, paid Celtics Basketball L.P. an aggregate amount of $360 million in cash consideration for team assets (of which $50 million was used to pay outstanding bank borrowings of Celtics Basketball L.P.) and assumed all operating liabilities relating to the team. A 48.3% portion of the net proceeds of the transaction will be distributed to a subsidiary of Henley. From this amount and from existing cash and cash equivalents, taxes (including federal and state income taxes) and other expenses and liabilities will be paid, and provision will be made for outstanding subordinated debentures, and for claims and contingent liabilities.

      As a result of its continuing analysis, and based upon available information and assumptions regarding taxes, liabilities, claims and expenses, Henley now is targeting a cash payment to unitholders relating to the sale of Boston Celtics team assets, after establishing a reserve for taxes, debentures, other expenses and liabilities, claims and contingent liabilities, of approximately $27.00 per unit. To the extent that funds remain after satisfaction of all obligations, one or more additional payments to unitholders will be made in the future. All payments will be made to unitholders on a pro rata basis based on the number of units held. No control premium will be paid to any Gaston entity or individual or to any other holder of Henley units. Henley currently anticipates that the payment to unitholders will be made after applicable SEC filings are made, cleared and mailed to unitholders, and after regulatory requirements, including a waiting period after mailing, are complied with. Based on Henley's assessment of the necessary regulatory process, Henley currently believes that the payment date for the payment to unitholders will be before March 31, 2003. We anticipate that in connection with the payment to unitholders, the units will cease to be traded on the NYSE.

      Shareholders and investors are advised that statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. This includes the estimated amount of any projected cash benefit for unitholders relating to the sale of Boston Celtics team assets. These forward-looking statements are based largely on expectations and assumptions, and are subject to a number of risks and uncertainties. Specifically, there are a number of factors which could cause


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actual results to differ materially from these forward-looking statements, including claims, liabilities or expenses that exceed current estimates or that are unanticipated. BCLP disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.


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